UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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BofI HOLDING, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BOFI HOLDING, INC.

September 20, 2011

Dear Shareholder:

On behalf of the Board of Directors and management of BofI Holding, Inc. (the “Company”), you are cordially invited to attend the Annual Meeting of Shareholders of the Company (“Annual Meeting”). The Annual Meeting will be held on Thursday, October 20, 2011 at 2:00 PM at the Marriott Hotel – Carmel Valley/Del Mar, 11966 El Camino Real, San Diego, California 92130.

The attached Notice of Annual Meeting and Proxy Statement describe in detail the matters to be acted on at the meeting. An important part of the Annual Meeting is the shareholder vote on corporate business items. We also will discuss the operations of the Company and its wholly owned subsidiary, Bank of Internet USA (the “Bank”).

Your participation in Company activities is important and we encourage you to attend the meeting in person if it is convenient to do so. Whether or not you plan to attend the meeting, please be sure to complete, sign, date and return the enclosed proxy card in the accompanying postage-paid reply envelope, so that your shares may be voted in accordance with your wishes. Returning the enclosed proxy will not prevent you from voting in person if you choose to attend the Annual Meeting.

On behalf of the Board of Directors and all of the employees of the Company, we thank you for your continued support.

Sincerely,

Gregory Garrabrants President and Chief Executive Officer

12777 High Bluff Drive, Suite 100, San Diego, CA 92130 858/350-6200

BOFI HOLDING, INC.

12777 High Bluff Drive, Suite 100

San Diego, CA 92130

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held October 20, 2011

NOTICE TO THE SHAREHOLDERS OF BOFI HOLDING, INC.

Notice is hereby given that the 2011 Annual Meeting of Shareholders of BofI Holding, Inc. will be held at the Marriott Hotel – Carmel Valley/Del Mar, 11966 El Camino Real, San Diego, California 92130, on Thursday, October 20, 2011 at 2:00 PM, Pacific Time, for the following purposes:

Item 1. To elect three Class I directors, each to hold office for a three-year term and until a successor is elected and qualified;

Item 2. To approve, in a non-binding and advisory vote, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement for the 2011 Annual Meeting of Shareholders;

Item 3. To recommend, in a non-binding and advisory vote, whether future non-binding and advisory stockholder vote on executive compensation should occur every year, every two years or every three years;

Item 4. To approve the performance-based incentive award structure in the President and Chief Executive Officer’s May 26, 2011 employment agreement to allow the Company to take federal income tax deductions for performance-based compensation paid in accordance with the employment agreement;

Item 5. To ratify, in an advisory vote, the selection of Crowe Horwath LLP to audit the Company’s financial statements for fiscal year 2012; and

Item 6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on August 26, 2011 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

By order of the Board of Directors,

September 20, 2011	Gregory Garrabrants
President and Chief Executive Officer

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU SHOULD COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. RETURNING THE ENCLOSED PROXY WILL ENSURE THAT YOUR VOTE WILL BE COUNTED AND IT WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING.

Page
PROXY STATEMENT	1
ITEM 1. ELECTION OF DIRECTORS	5
CORPORATE GOVERNANCE	8
COMMITTEES OF THE BOARD OF DIRECTORS	10
PRINCIPAL HOLDERS OF COMMON STOCK	12
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS	13
COMPENSATION OF NON-EMPLOYEE DIRECTORS	14
EXECUTIVE COMPENSATION	18
REPORT OF THE COMPENSATION COMMITTEE	33
ITEM 2. NON-BINDING VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS	34
ITEM 3. NON-BINDING VOTE ON THE FREQUENCY OF NON-BINDING STOCKHOLDER VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS	35
ITEM 4. APPROVAL OF THE PERFORMANCE-BASED INCENTIVE AWARD STRUCTURE IN THE PRESIDENT AND CHIEF EXECUTIVE OFFICER’S MAY 26, 2011 EMPLOYMENT AGREEMENT TO ALLOW COMPANY TO TAKE FEDERAL INCOME TAX DEDUCTIONS	36
RELATED TRANSACTIONS AND OTHER MATTERS	37
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	37
COMPANY STOCK PERFORMANCE	38
ITEM 5. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	39
REPORT OF THE AUDIT COMMITTEE	40
ANNUAL REPORT TO SHAREHOLDERS	41
SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING	41
OTHER MATTERS	42

i

BOFI HOLDING, INC.

12777 High Bluff Drive, Suite 100

San Diego, CA 92130

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held at 2:00 PM Pacific Time, October 20, 2011

INTRODUCTION

This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of BofI Holding, Inc., a Delaware corporation (the “Board of Directors” or the “Board” and the “Company”, respectively), for use at the 2011 Annual Meeting of Shareholders, which will be held on Thursday, October 20, 2011, at 2:00 PM, Pacific Time, at the Marriott Hotel – Carmel Valley/Del Mar, 11966 El Camino Real, San Diego, CA 92130 and at any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about September 20, 2011.

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE BY COMPLETING, SIGNING AND DATING THE PROXY CARD ENCLOSED WITH THIS PROXY STATEMENT AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Some shareholders may have their shares registered in different names or hold shares in different capacities. For example, a shareholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust. In that event, you will receive multiple copies of this Proxy Statement and multiple proxy cards. If you want all of your votes to be counted, please be sure to sign, date and return all of those proxy cards.

Who is entitled to vote?

Only shareholders on the records of the Company at the close of business on August 26, 2011, the “record date”, may vote at the 2011 Annual Meeting, either in person or by proxy. As of the record date, we had 10,420,808 shares of our common stock outstanding and entitled to be voted.

What constitutes a quorum?

Our Bylaws require that a quorum – that is, the holders of a majority of all of the shares of our common stock entitled to vote at the Annual Meeting – be present, in person or by proxy, before any business may be transacted at the Annual Meeting (other than adjourning the Annual Meeting to a later date to allow time to obtain additional proxies to satisfy the quorum requirement).

How do I vote by proxy before the meeting?

Before the meeting, you may vote your shares in one of the following three ways if your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A.:

•	By Internet at www.investorvote.com/BOFI

•	By telephone from the USA, US territories and Canada any time on a touch tone telephone call toll free 1-800-652-VOTE (8683)

•	By mail by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided.

Please refer to the proxy card for further instructions on voting via the Internet and by telephone.

Please follow the directions on your proxy card carefully. If your shares are held in a brokerage account in the name of a broker or other nominee (this is called “street name”), then you are the beneficial owner of the shares and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. You have the right to direct your broker on how to vote the shares in your account, and your ability to vote by telephone or via the Internet depends on the voting procedures used by your broker. You may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

May I vote my shares in person at the meeting?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone. Whether or not you plan to attend the meeting, we encourage you to vote your shares by proxy before the meeting. Please note that if your shares are held in “street name” and you wish to vote at the meeting, you will not be permitted to do so unless you first obtain a legal proxy issued in your name from the broker, bank or nominee that holds your shares.

How can I revoke my proxy?

If you are a registered owner and have sent in your proxy, you may change your vote by revoking your proxy by means of any one of the following actions which, to be effective, must be taken before your proxy is voted at the Annual Meeting:

•

Sending a written notice to revoke your proxy to the Secretary of the Company at 12777 High Bluff Drive, Suite 100, San Diego, CA 92130. To be effective, the Company must receive the notice of revocation before the Annual Meeting commences.

•

Transmitting a proxy by mail at a later date than your prior proxy. To be effective, the Company must receive the later dated proxy before the Annual Meeting commences. If you fail to date or to sign that later proxy, however, it will not be treated as a revocation of an earlier dated proxy.

•	Attending the Annual Meeting and voting in person or by proxy in a manner different than the instructions contained in your earlier proxy.

How many votes do I have?

Each share is entitled to one vote. In order to vote, you must either designate a proxy to vote on your behalf, or attend the Annual Meeting and vote your shares in person. The Board of Directors requests your proxy so that your shares will count toward a quorum and be voted at the Annual Meeting.

How will the Board vote my proxy?

A properly executed proxy received by us prior to the Annual Meeting, and not revoked, will be voted as directed by the shareholder on that proxy. If a shareholder provides no specific direction, the shares will be voted as follows:

•	FOR the election of the directors nominated by the Board (Item 1);

•	FOR the approval, in a non-binding and advisory vote, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (Item 2);

•	FOR the recommendation, in a non-binding and advisory vote, that future non-binding and advisory stockholder vote on executive compensation shall occur every THREE YEARS (Item 3);

•

FOR the approval of the performance-based incentive award structure in the President and Chief Executive Officer’s May 26, 2011 employment agreement to allow the Company to take federal income tax deductions for performance-based compensation paid in accordance with the employment agreement (Item 4);

•	FOR the ratification, in an advisory vote, of the selection of Crowe Horwath LLP to audit the Company’s financial statements for fiscal year 2012 (Item 5).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors. Assuming a quorum of the shareholders is present in person or by proxy at the Annual Meeting, a plurality of the votes cast is required for the election of directors. As a result, the three nominees who receive the highest number of votes cast will be elected as Class I directors. Proxies received but marked as abstentions, withheld votes and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained from voting. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

Non-Binding Vote to Approve the Compensation of the Company’s Named Executive Officers. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this item will be required for the non-binding approval of the compensation of the Company’s named executive officers. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on this non-binding vote.

Non-Binding Vote to Recommend the Frequency of A Non-Binding Stockholder Vote to Approve the Compensation of the Company’s Named Executive Officers. You may vote in favor of holding future non-binding votes on the compensation of the Company’s named executive officers every year, every two years or every three years, or you may choose to abstain. The non-binding recommendation of the shareholders will be the alternative receiving the highest number of votes. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on this non-binding vote.

Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Because abstentions represent shares entitled to vote on any matter presented for stockholder approval, the effect of an abstention will be the same as a vote against a proposal.

Effect of Broker Non-Votes. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Can I exercise rights of appraisal or other dissenters’ rights?

No. Under Delaware law, holders of our voting stock are not entitled to demand appraisal of their shares or exercise similar rights of dissenters as a result of the approval of any of the proposals to be presented at the annual meeting.

ITEM 1. ELECTION OF DIRECTORS

Board Nominees - 2011

Three Class I directors will be elected at the Annual Meeting, each to hold office for a three-year term expiring at the 2014 Annual Meeting of Shareholders or until a successor is elected and qualified. The Board of Directors has nominated the three persons named below for election to the Board. Unless otherwise instructed, the proxy holders named in the enclosed proxy intend to vote the proxies received by them for the election of these nominees. If, prior to the Annual Meeting, any nominee of the Board of Directors becomes unable to serve as a director, the proxy holders will vote the proxies received by them for the election of a substitute nominee selected by the Board of Directors.

Vote Required and Recommendation of the Board of Directors

If a quorum is present and voting, the three Class I nominees receiving the highest number of votes will be elected to the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Director Nominees

The following provides information regarding each of the nominees selected by the Board for election to the Company’s Board of Directors at the 2011 Annual Meeting, including their age and the year in which they first became a director of the Company, their business experience, the name of publicly-held companies (other than the Company) where they currently serve as a director or served as a director during the past five years, if any, and additional information about the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that such person should serve as a director for the Company:

Class I Directors – Terms to expire in 2014

Theodore C. Allrich. Mr. Allrich, age 65, has served as Chairman of the Board of Directors since October 2009 and served as Vice Chairman of the Board of Directors since 1999 and as a member of the Audit Committee of the Board of Directors of the Company and the Bank. Mr. Allrich also serves in the Compensation Committee of the Board of Directors of the Company and as Chairman of the Asset and Liability Committee of the Board of Directors of the Bank (“ALCO Committee”).

Mr. Allrich has extensive knowledge of the financial services industry as the founder of The Online Investor (<http://www.theonlineinvestor.com>), a financial educational website based on his book of the same name. He served as an investment advisor with his own firm, Allrich Investment Management, from June 1991 to June 2003. Prior to starting his own firm, Mr. Allrich spent 20 years with various Wall Street brokerage firms, where he was involved with investment banking, fixed income sales and management, specializing in mortgage-backed securities, institutional equity sales and trading. His last position with a brokerage firm was in 1990 as the regional manager for high grade fixed income investments with Drexel Burnham Lambert in San Francisco. Mr. Allrich holds a Bachelor of Arts degree from the University of California at Davis and a Master of Business Administration degree in Finance from Stanford University.

John Gary Burke. Mr. Burke, age 66, has served as a member of the Board of Directors since October 2005 and is a member of the Compensation Committee of the Board of Directors of the Company and the Chairman of the Internal Assets Review Committee of the Board of Directors of the Bank (“IAR Committee”).

Mr. Burke brings extensive leadership and business management as President and sole shareholder of Truck World, Inc., a wholesale and retail petroleum marketing company, based in the Youngstown, Ohio area. Truck World, Inc. is a retail jobber for Shell Oil and Marathon Ashland Petroleum. Since founding the company in 1972, Mr. Burke has built, developed, opened and operated convenience stores and truck stops. Additionally, in 1980, Mr. Burke acquired and operated four pipeline terminals on the Buckeye Pipeline System and became involved with various aspects of distribution, including scheduling, trading and hedging. Mr. Burke served as a director of the Ohio Petroleum Marketing Association for nine years during this time. Mr. Burke is also President and sole shareholder of J. Gary Burke Corporation, a real estate holding company that owns and manages properties in various states. Most recently, J. Gary Burke Corporation processed the entitlements and developed the site improvements for a 40-acre industrial park in Otay Mesa, California. Before serving in the United States Navy as a Naval Aviator from 1968 to 1971, Mr. Burke earned his BSME degree from the University of Miami, Florida.

Nicholas A. Mosich. Mr. Mosich, age 56, has served as Vice Chairman of the Board of Directors since October 2010 and as a member of the Board of Directors since May 2009. Mr. Mosich also serves as a member of the Audit Committee of the Board of Directors of the Company and the Bank and as a member of the Credit Committee of the Board of Directors of the Bank.

Mr. Mosich has extensive knowledge of the real estate and investment banking industry acquired through his career as a Managing Member of Ion Capital Partners, LLC., and a general partner of Ion California Land Fund, LP, a discretionary investment fund that is acquiring distressed residential development projects in California. Mr. Mosich brings 27 years of capital markets and business management experience, most recently as an Executive Vice President, Executive Committee Member and member of the Board of Directors of The Seidler Companies Incorporated, a NYSE member firm (“Seidler”). While at Seidler, Mr. Mosich was responsible for its Orange County Office, overseeing its Private Client Service operations and Investment Banking Operations. He was also a producing Managing Director of Seidler’s Community Bank Group active in mergers and acquisitions, raising public and private capital for emerging growth companies and for raising capital for banks including an active role as a co-manager of the Company’s IPO. In January of 2001, he merged his predecessor firm, Hagerty Stewart & Associates, Inc., into Seidler. Previously, Mr. Mosich was a partner at McGoodwin James & Company, a venture capital firm headquartered in Costa Mesa, where he was active in funding later stage venture companies and structuring private investments in public companies. Mr. Mosich completed his undergraduate degree (cum laude) at the University of Michigan and received his MBA from Stanford University.

Current Directors – Terms expire after 2011

James S. Argalas. Mr. Argalas age 40, has served as a member of the Board of Directors since August 2011 and serves as a member of the Audit Committee of the Board of Directors of the Company and the Bank and as a member of the IAR Committee. Mr. Argalas is a Class III director whose term expires at the 2013 annual meeting of shareholders.

Mr. Argalas has extensive experience in the financial and investment sectors. In 2006, he founded Presidio Union, LLC, a company that specializes in providing financial analysis and corporate advisory services to early stage growth companies and their investors, taking an active role in developing ventures that have the potential to create significant shareholder value. Prior to founding Presidio Union, Mr. Argalas was a Principal at Watershed Asset Management and NM Rothschild, where he was responsible for investments in distressed credit, liquidations, real estate, special situations, and debt and equity investments in Asia-Pacific. Prior to joining Watershed, Mr. Argalas was an Associate Principal with McKinsey & Company and an Associate at Goldman Sachs. Mr. Argalas has a Master of Business Administration from Kellogg Graduate School of Management (Northwestern University) with majors in Finance, Entrepreneurship and International Business; in addition Mr. Argalas earned a Bachelor of Science in Engineering from the University of Michigan, and a Bachelor of Science in Foreign Service from Georgetown University.

James J. Court. Mr. Court, age 49, has served as a member of the Board of Directors since April 2011. Mr. Court was appointed to fill the vacancy left by Gordon L. Witter, Jr., who passed away on January 14, 2011. Mr. Court is a Class III director whose term expires at the 2013 annual meeting of shareholders.

Mr. Court’s prior experience, qualifications and attributes include his current position as Senior Vice President and Chief Operating Officer of First American’s Property & Casualty Insurance Group (“First American”), an organization with which he has been affiliated since 1999. Mr. Court’s responsibilities at First American encompass the group’s operations and information technology. Prior to joining First American, Mr. Court held information technology and operations positions at MGE UPS Systems and Printronix, Inc. Further, Mr. Court has led successful business and technology transformations in both the financial services and manufacturing sectors. Mr. Court holds an MBA from the Graziadio School of Business and Management at Pepperdine University, a Bachelor of Science Degree in Information Systems from the University of Redlands, and an Associate Degree in Electronic Engineering Technology.

Jerry F. Englert. Mr. Englert, age 70, has served as a member of the Board of Directors since July 1999 and served as Vice Chairman of the Board of Directors from October 2009 to October 2010 and as Chairman of the Board of Directors from July 1999 to October 2009. Mr. Englert also served as President and Chief Executive Officer from July 1999 to October 2004. Mr. Englert serves as Chairman of the Nominating Committee of the Board of Directors of the Company and as a member of the IAR Committee. Mr. Englert is a Class II director whose term expires at the 2012 annual meeting of shareholders.

Mr. Englert brings leadership and capital raising expertise as a founder of Bank of Del Mar and as its Vice Chairman from 1989 to 1994. Mr. Englert served as the President, Chief Executive Officer and a Director of Winfield Industries from 1972 until it was sold to Maxxim Medical in 1991. From 1968 to 1972, Mr. Englert was Vice President of Marketing for IVAC Corporation and from 1963 to 1968, he was a Regional Sales Manager for Baxter Health Care, Inc. Mr. Englert holds a Bachelor of Arts degree from Morris Harvey College. In addition, Mr. Englert received an honorary Ph.D. from the University of Charleston.

Gregory Garrabrants. Mr. Garrabrants, age 39, has served as President and Chief Executive Officer since October 2007 and as a member of the Board of Directors since March 2008 and as a member of the Credit Committee of the Board of Directors of the Bank. He is a Class II director whose term expires at the 2012 annual meeting of shareholders.

Mr. Garrabrants has extensive knowledge of the financial services industry, as wells as leadership and business management with more than 13 years of experience in financial services. Mr. Garrabrants began his career at Deloitte & Touche, LLP. Thereafter, Mr. Garrabrants worked at McKinsey & Company. While at McKinsey, Garrabrants advised top management of financial institutions on strategy development, marketing and sales force effectiveness, and acquisition and joint venture opportunities. After McKinsey, Mr. Garrabrants worked for Goldman Sachs as an investment banker from 2004 to 2006. Prior to joining the Company, Mr. Garrabrants lead the business development group responsible for merger and acquisitions, joint ventures, and strategic alliances at what was then the nation’s seventh largest thrift from 2006 to 2007. Mr. Garrabrants earned his Juris Doctorate degree Magna Cum Laude, and his MBA, with highest distinction, from Northwestern University, and he earned a Bachelor of Science in Engineering from the University of Southern California. Mr. Garrabrants is a Chartered Financial Analyst.

Paul Grinberg. Mr. Grinberg, age 50, has served as a member of the Board of Directors since April 2004 and serves as Chairman of the Compensation Committee of the Board of the Directors of the Company and as Chairman of the Audit Committee of the Board of Directors of the Company and the Bank. Mr. Grinberg is a Class II director whose term expires at the 2012 annual meeting of shareholders.

Mr. Grinberg brings extensive accounting and financial reporting expertise as the Executive Vice President, CFO and Treasurer of Encore Capital Group, Inc., (NASDAQ: ECPG), a purchaser of charged-off, unsecured consumer loans, where he has been employed since September 2004. From May 2003 to January 2005, Mr. Grinberg served as the President and CEO of Brio Consulting Group, Inc., a consulting firm he founded that provided financial strategy and analysis to private-equity and venture-backed companies. From 1997 to 2003, he held the CFO position for private and public companies, including Stellcom, Inc. and TeleSpectrum Worldwide Inc. (NASDAQ: TLSP), both located in San Diego. He was also a partner and senior member in the Merger and Acquisition Services Group of Deloitte & Touche in New York. Mr. Grinberg’s strengths have been in accounting, SEC reporting, raising capital, financial strategy, providing leadership in investor relations, and M&A activities. Mr. Grinberg has extensive experience with high-growth situations, venture/private equity backed companies and public companies. Mr. Grinberg is a CPA in the state of New York and holds a Bachelor of Science degree in accounting from Yeshiva University and a Masters of Business Administration degree in Finance from Columbia University’s Graduate School of Business.

Edward J. Ratinoff. Mr. Ratinoff, age 46, has served as a member of the Board of Directors since April 2010 and serves as Chairman of the Credit Committee of the Board of Directors of the Bank. Mr. Ratinoff is a Class III director whose term expires at the 2013 annual meeting of shareholders.

Mr. Ratinoff’s prior experience, qualifications and attributes include being a Managing Director and Head of Acquisitions for Phoenix Realty Group, an institutional real estate investment firm focused on opportunistic multifamily investments. Mr. Ratinoff oversees the investment program for two fund vehicles totaling approximately $400 million in equity, directs acquisition teams in Los Angeles and New York, and is a member of the firm’s investment committee. Prior to recently joining Phoenix Realty Group, Mr. Ratinoff held the position of Managing Director and west coast head for the J.E. Robert Companies. In this role, Mr. Ratinoff was responsible for all equity and debt transactions throughout the western US for the real estate investment funds sponsored by the firm and was a member of the investment committees for both JER Partners and JER Investors Trust (NYSE: JRT). Mr. Ratinoff was also responsible for directing JER’s multifamily investment strategy in the US, acquiring 2,300 apartment units in Seattle, Atlanta and Detroit. During his tenure Mr. Ratinoff led the acquisition of approximately $1.0 billion in assets representing multiple real estate sectors and geographies. Prior to joining JER, Mr. Ratinoff served as Principal with Fowler Flanagan Partners, where he either led or participated in the acquisition, financing and renovation of approximately 3,000 apartment units in California, Seattle, Arizona, Texas and Missouri. Mr. Ratinoff also held senior positions focusing on real estate investment banking with McDonald Investments,

Chase Securities and BT Alex. Brown, executing public and private capital markets transactions for west coast-based real estate companies. Mr. Ratinoff received a BA in Architecture and City Planning from the University of California, Berkeley, and an MBA from the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Ratinoff has served as a member of the board of directors of MPG Office Trust, Inc., since February 2011.

There are no family relationships among any of the officers or directors.

CORPORATE GOVERNANCE

The Role of the Board of Directors

In accordance with our Bylaws and Delaware law, the Board of Directors oversees the management of the business and affairs of the Company. The members of the Board also are the members of the Board of Directors of the Bank, which accounts for substantially all of the Company’s consolidated operating results. The members of the Board keep informed about our business through discussions with senior management and other officers and managers of the Company and its subsidiaries, including the Bank, by reviewing analyses and reports submitted to them by management and outside consultants, and by participating in Board and in Board committee meetings.

Board of Directors Composition and Independence

Our Board of Directors is authorized to have up to ten members and nine members are currently serving on the Board of Directors. In accordance with the terms of our Amended and Restated Certificate of Incorporation and Bylaws, our Board of Directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. The members of the classes are divided as follows:

•	The Class I directors are Messrs. Allrich, Burke and Mosich and their terms will expire at the 2011 annual meeting of shareholders;

•	The Class II directors are Messrs. Englert, Garrabrants and Grinberg and their terms will expire at the 2012 annual meeting of shareholders; and

•	The Class III directors are Messrs. Argalas, Court and Ratinoff and their terms will expire at the 2013 annual meeting of shareholders.

The authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in our control or management. Our directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal for cause by the affirmative vote of the holders of a majority of our outstanding stock entitled to vote on election of directors.

The Board has determined that eight members of the Board meet the definition of “independent director” as the term is defined by applicable NASDAQ rules. Mr. Garrabrants is not an independent director because he is our President and Chief Executive Officer. In reaching these conclusions, the Board considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company and each of the non-management directors. The Board determined that any relationships that now exist, or that have existed in the past, between the Company and any of the non-management directors have no material effect on their independence.

All of the members of the Audit Committee, Compensation Committee and Nominating Committee of the Board of Directors of the Company are independent directors.

Board Leadership Structure

Currently, Mr. Garrabrants serves as the President and Chief Executive Officer of the Company, while Mr. Allrich, who is an independent director, serves as the Chairman of the Board of Directors. The Board of Directors believes that this leadership structure best serves the Company at this time because it allows Mr. Garrabrants to focus on the Company’s operations and strategy, while Mr. Allrich, among other things, can provide independent leadership for the Board of Directors, set the agenda for meetings, and enable other directors to raise issues and concerns for consideration by the Board of Directors without immediately involving the President and Chief Executive Officer or other management.

The Board’s Role in Risk Oversight

The Board of Directors, together with the Audit Committee, the Nominating, and the Compensation Committee as well as three risk committees, which are the Credit Committee, Internal Asset Review (IAR) and the Asset and Liability Committees (ALCO), coordinate with each other to provide enterprise-wide oversight of our management and handling of risk. These committees report regularly to the Board of Directors on risk-related matters and provide the Board of Directors with insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks. In addition, at meetings of the Board of Directors and its committees, directors receive regular updates and reports from management regarding risk management practices, including credit quality, financial reporting, internal controls, compliance, legal matters, asset liability and liquidity management, among others. Furthermore, current risk management issues are discussed regularly with the Board of Directors and its committees.

Our Board is actively involved in oversight and review of the Company’s risk management efforts either directly or through its standing committees. The Company’s management is responsible for assessing and managing risk and communicating risks to the Board. In fiscal 2011, the Company’s management implemented an Enterprise Risk Management (“ERM”) program, led by certain officers of the Company, including Mr. Garrabrants, our President and Chief Executive Officer, with oversight from the Board. The ERM program was established to identify and evaluate key business risks within the financial, operational, regulatory and strategic arenas and to develop risk monitoring processes and response strategies to transfer, avoid, reduce or accept individual risks as appropriate. The ERM program assists management in determining appropriate risk tolerance levels which balance risk mitigation with opportunities to create stockholder value. ERM program leaders make regular reports to the Board regarding the ERM program’s risk identification, management and mitigation strategy recommendations.

While the Board has retained the responsibility for general oversight of risks and of our ERM program, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight. Specifically, the Audit Committee primarily oversees those risks that may directly or indirectly impact our financial statements, including the areas of financial reporting, internal controls and compliance with public reporting requirements, while the Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from employee compensation policies and practices. Each standing committee provides reports to the full Board at regular meetings concerning the activities of the committee and actions take by the committee since the last regular meeting.

Corporate Governance Principles

Our directors are committed to having sound corporate governance principles that assist them in fulfilling their oversight duties. These principles are essential to maintaining the Company’s integrity in the marketplace. In January 2005, our Board of Directors formally adopted Corporate Governance Guidelines of BofI Holding, Inc. (the “Governance Guidelines”), which include a number of the practices and policies under which our Board has operated for some time, together with concepts suggested by various authorities in corporate governance and the new requirements under the NASDAQ’s listed company rules and the Sarbanes-Oxley Act of 2002. Some of the principal subjects covered by our Governance Guidelines include:

•

Director Qualifications, which addresses a Board candidate’s independence, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries; his or her understanding of our business and the business environment in which we operate; and the candidate’s ability and willingness to devote adequate time and effort to Board responsibilities, taking into account the candidate’s employment and other board commitments.

•

Responsibilities of Directors, including acting in the best interests of all shareholders; maintaining independence; developing and maintaining a sound understanding of our business and the industry in which we operate; preparing for and attending Board and Board committee meetings; and providing active, objective and constructive participation at those meetings.

•

Director Access to Management and, as necessary and appropriate, Independent Advisors, including encouraging presentations to the Board from the officers responsible for functional areas of our business.

•

Regularly Scheduled Executive Sessions of the Board, without Management. Our Governance Guidelines also provide for the Audit Committee to meet with the Company’s outside auditors separately from management.

Board Meetings and Attendance

Our Board members are encouraged to prepare for and attend all Board of Director and shareholder meetings and the meetings of the Board committees on which they are members. During the 2011 fiscal year, the Board of Directors of the Company and the Bank held a total of 12 meetings and 13 meetings, respectively. All but one of our directors attended more than 75 percent of the total of those meetings and the meetings of the Board committees on which they served. All of our directors attended our Annual Meeting of Shareholders held in October 2010.

Code of Business Conduct

We have adopted a Code of Business Conduct for our directors, officers and employees and a specific Code of Ethics that applies to our Chief Executive Officer and Chief Financial Officer. A copy of our Code of Business Conduct and Code of Ethics can be found at the Corporate Governance section of our website at www.bofiholding.com. We intend to disclose, at this location on our website, any amendments to that Code and any waivers of the requirements of that Code that may be granted to our Chief Executive Officer or Chief Financial Officer.

Other Governance Matters

In addition to the governance initiatives discussed above, our Chief Executive Officer and Chief Financial Officer have certified our SEC filings as required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 each quarter since the certification rules became applicable to us. We also have adopted charters for our Board committees in compliance with NASDAQ listed company rules.

You can access our Board committee charters, and other corporate governance materials, news releases and SEC filings, by visiting the Investor Relations section of our website at www.bofiholding.com.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors of the Company has three standing committees: Audit, Compensation and Nominating. The members of the Audit Committee of the Board of Directors of the Company also serve as members of the Audit Committee of the Board of Directors of the Bank and together are referred to herein as the “Audit Committee.” A description of the general functions of the Committees, the composition of each of those Committees and the number of meetings held by those Committees for the 2011 fiscal year are set forth below.

Audit Committee. The current members of the Audit Committee are Paul Grinberg, its Chairman, Nicholas A. Mosich and James S. Argalas. Gordon L. Witter, Jr., served as a member of the Committee until his passing on January 14, 2011, at which point Theodore C. Allrich served as a member of the Audit Committee until James S. Argales commenced his service in the Audit Committee. All of the members of the Audit Committee are independent directors within the meaning of the NASDAQ listed company rules and meet the enhanced independence requirements for audit committee members contained in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Our Board of Directors has determined that Mr. Grinberg meets the definitions of “audit committee financial expert” adopted by the Securities and Exchange Commission (the “SEC”) and included in NASDAQ’s rules for listed companies. The Audit Committee has a written charter that specifies its responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company, and appointment and oversight of the independent public accountants engaged to audit the Company’s financial statements. Our Board of Directors, upon the recommendation of the Audit Committee, approved that charter. A copy of our Audit Committee Charter, which complies with applicable NASDAQ rules, is accessible at the Investor Relations section of our website at www.bofiholding.com. During fiscal year 2011, the Audit Committee of the Board of Directors of the Company held five (5) meetings and the Audit Committee of the Board of Directors of the Bank held thirteen (13) meetings. The Audit Committee also meets with our outside auditors and members of management, separately.

Compensation Committee. The Compensation Committee is comprised of the following directors, all of whom are independent (as defined in the applicable NASDAQ listed company rules): Paul Grinberg, its Chair, John Gary Burke and Theodore C. Allrich. Mr. Allrich was appointed to the Compensation Committed on January 20, 2011, due to the vacancy left by the passing of Gordon L. Witter Jr. on January 14, 2011. The Compensation Committee assists the Board in discharging its responsibilities relating to compensation of the Company’s directors and executive officers. The Compensation Committee reviews and approves the salaries and establishes incentive compensation and other benefit plans. Our Board of Directors has approved a charter setting forth the role and responsibilities of the Compensation Committee. A copy of that charter, which complies with applicable NASDAQ rules, is accessible at the Investor Relations section of our website at www.bofiholding.com. The Compensation Committee held six (6) meetings during fiscal 2011.

Nominating Committee. The members of the Nominating Committee are Jerry F. Englert, its Chair, and Paul Grinberg. The Committee assists the Board in selecting nominees for election to the Board, in assessing the performance of the Board and in monitoring the composition of the Board. Each member of the Nominating Committee meets the “independent director” requirements within the meaning of the NASDAQ listed company rules. The Board has adopted a charter setting forth the responsibilities of the Nominating Committee. A copy of that charter, which complies with applicable NASDAQ rules, is accessible at the Investor Relations section of our website at www.bofiholding.com. The Committee met six (6) times during fiscal 2011.

The Director Nominating Process. In identifying new Board candidates, the Nominating Committee seeks recommendations from existing board members and executive officers. The Committee also has the authority to engage an executive search firm and other advisors, as it deems appropriate, to assist it identifying qualified candidates for the Board.

In considering potential new directors and officers, the Committee reviews individuals from various disciplines and backgrounds. Among the qualifications to be considered in the selection of candidates are: broad experience in business, finance or administration; familiarity with national and international business matters; familiarity with the Company’s industry; and prominence and reputation. Since prominence and reputation in a particular profession or field of endeavor are what bring most persons to the attention of the Nominating Committee, there is the further consideration of whether the individual has the time available to devote to the functions and responsibilities of the Board and one or more of its committees.

The Nominating Committee conducts a comprehensive review of the activities and associations of each candidate to ensure that there are no legal impediments, conflict of interests or other considerations that might hinder or prevent service on the Board. In making its selection, the Nominating Committee bears in mind that the foremost responsibility of a director of a Company is to represent the interests of the stockholders as a whole.

PRINCIPAL HOLDERS OF COMMON STOCK

The following table shows information regarding beneficial ownership of the Company’s common stock by the only entities known by us to have owned more than 5% of the 10,420,808 outstanding shares of our common stock on the record date. Included in the shares beneficially owned are (i) shares that could be purchased under stock options granted to directors as of August 26, 2011 and exercisable within 60 days after the record date; and (ii) restricted stock units that vest within 60 days after the record date.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Shares Outstanding
Wellington Management Co, LLC[1]	964,536	9.26%
Michael A. Chipman[2]	809,527	7.77%
Jerry F. Englert[3]	640,518	6.12%
Shaker Investments, LLC[4]	598,516	5.74%

[1]	Based on Schedule 13G filed with the SEC on February 14, 2011.
[2]

Based on a review of the Schedule 13G filed by The Chipman First Family Limited Partnership and Michael and Evelyn Chipman with the SEC on February 13, 2009. Mr. Chipman is a former director and holds his common stock in The Chipman First Family Limited Partnership. Chipent, LLC is the general partner of The Chipman First Family Limited Partnership and Michael and Evelyn Chipman are sole members and sole managers of Chipent, LLC. The sole limited partner of the holder is M&E Chipman Living Trust 9/28/95, of which Michael and Evelyn Chipman are the sole trustees and the settlors who have sole voting and dispositive power with respect to the 809,527 shares.

[3]	Mr. Englert is a director and holds his common stock in The Englert Family Trust. The amount set forth includes exercisable options to purchase 31,820 shares of the Company’s common stock.
[4]	Based on Schedule 13G filed with the SEC on January 26, 2011.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information, as of the record date regarding the shares of the Company’s common stock that were owned, beneficially, by (i) each director, (ii) each of the current executive officers of the Company who are named in the Summary Compensation Table (the “Named Executives”), and (iii) all of the current directors and executive officers as a group. Included in the common stock column below are restricted stock units that vest within 60 days after the record date. Included in the shares beneficially owned are shares that could be purchased under stock options granted to directors and officers as of the record date and exercisable within 60 days after the record date. The percent of outstanding shares of our common stock is based upon outstanding shares at the record date. Except as indicated in the footnotes to the table below, each person has sole voting and investment power with respect to the shares he or she beneficially owns.

Name	Common Stock[1]	Options Exercisable[2]	Total Beneficial Ownership	Percent of Outstanding Shares
Jerry F. Englert[3]	608,698	31,820	640,518	6.12%
John Gary Burke[4]	485,359	12,900	498,259	4.77%
Gregory Garrabrants[5]	143,946	—	143,946	1.35%
Andrew J. Micheletti[6]	38,903	102,500	141,403	1.34%
Theodore C. Allrich[7]	59,322	38,117	97,439	*
Paul Grinberg[8]	28,430	23,800	52,230	*
Nicholas A. Mosich[9]	13,771	—	13,771	*
Edward J. Ratinoff[10]	1,784	—	1,784	*
Thomas Constantine[11]	936	—	936	*
Adriaan van Zyl[12]	151	—	151	*
Brian Swanson[13]	59	—	59	*
James J. Court[14]	—	—	—	*
James S. Argalas[15]	—	—	—	*
All current directors and executive officers as a group (13 persons)	1,381,359	209,137	1,590,496	14.43%

*	Less than one percent.
[1]	All fractional shares have been rounded to the closest whole share.
[2]	In accordance with applicable SEC rules, only options that are exercisable within 60 days after the record date are included in this column.
[3]	Mr. Englert is a director and holds his common stock in The Englert Family Trust.
[4]	Mr. Burke is a director and his ownership excludes 12,000 shares held by his children over which Mr. Burke does not have voting or dispositive power.
[5]

Mr. Garrabrants is the President, Chief Executive Officer and a director. His ownership of common stock set forth above does not include 20,750 restricted stock units that have vested, but the receipt of which were deferred.

[6]	Mr. Micheletti is the Chief Financial Officer.
[7]	Mr. Allrich is a director.
[8]	Mr. Grinberg is a director
[9]	Mr. Mosich is a director.
[10]	Mr. Ratinoff is a director.
[11]	Mr. Constantine is a Named Executive.
[12]	Mr. van Zyl is a Named Executive.
[13]	Mr. Swanson is a Named Executive.
[14]	Mr. Court is a director.
[15]	Mr. Argalas is a director.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

The Board of Directors of the Company, acting upon a recommendation from the Compensation Committee, annually determines the compensation of the non-employee directors for their service in the Board and its committees. In establishing director compensation, the Board and the Compensation Committee are guided by the following goals:

•	Compensation should consist of a combination of cash and equity awards that are designed to fairly pay the directors for work required for a company of our size and scope;

•	Compensation should align the directors’ interests with the long-term interests of shareholders; and

•	Compensation should assist with attracting and retaining qualified directors.

The Company does not pay director compensation to directors who are also our employees. Below are the elements of compensation paid to non-employee directors for their service on our Board:

Cash Compensation

Company non-employee directors receive the following annual cash payments for their service in our Board of Directors and Board committees:

Amount[1]
Chairman	$88,000
Vice-chairman	55,000
Chairman of the audit committee	55,000
Chairman of the compensation committee	44,000
Other directors	33,000

[1]	Amounts listed reflect a 10% increase effective March 1, 2011.

During fiscal 2011, the Company did not provide perquisites to any director in an amount that is reportable under applicable SEC rules and regulations. All non-employee directors are entitled to reimbursement for parking, travel and accommodation expenses incurred in connection with attendance at Board and committee meetings.

Equity Compensation

Each non-employee director is eligible for an annual grant of options and restricted stock issued from our 2004 Stock Incentive Plan, as recommended by our Compensation Committee. The amounts of the annual non-employee director awards are discretionary from year-to-year. The options and restricted stock that the Company awards to our directors vests over three years, one-third each anniversary of the date of grant.

Company non-employee directors will receive each year the following grant of restricted stock units for their service on our Board of Directors and Board committees:

Amount[1]
Chairman	11,000
Vice-chairman	5,100
Chairman of the audit committee	5,100
Chairman of the compensation committee	4,400
Other directors	4,000

[1]	Amounts listed reflect an approximate 10% increase effective March 1, 2011.

[2]	The current chairmen of the audit committee also is chairman of the compensation committee receiving 5,500 shares annually for both.

On August 10, 2011, the Board of Directors of the Company granted the above amounts of restricted stock units to the non-employee directors for a total of 37,600 restricted stock units. The restricted stock units have a value of $12.46 per share, which was the closing price on the grant date of August 10, 2011, and vest over three years, one-third on each anniversary date of the grant. Mr. Argalas received a grant of 7,588 restricted stock units on August 18, 2011 when he joined the board.

Deferred Compensation

Company directors are also eligible to participate in the Company’s Deferred Compensation Plan, which allows eligible directors to defer their fees and retainers payable for their service on the Board and Board committees.

In accordance with applicable SEC rules and regulations, the following table reports all compensation the Company paid to non-employee directors during fiscal 2011:

Director Compensation in Fiscal 2011

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Theodore C. Allrich	82,667	112,800	—	—	—	—	195,467

John Gary Burke	31,000	40,608	—	—	—	—	71,608

James J. Court[3]	8,250	100,012	—	—	—	—	108,262

Jerry F. Englert	34,333	51,888	—	—	—	—	86,221

Paul Grinberg	51,667	51,888	—	—	—	—	103,555

Nicholas A. Mosich	41,667	40,608	—	—	—	—	82,275

Thomas Pancheri[4]	50,000	—	—	—	—	—	50,000

Edward J. Ratinoff	31,000	13,536	—	—	—	—	44,536

Gordon L. Witter, Jr.[5]	26,667	45,120	—	—	—	—	71,787

[1]	The amounts in this column represent the annual cash fees paid to our non-employee directors for service during fiscal 2011.
[2]

The stock awards included for each director above consists of Restricted Stock Units. The value for each of these awards is its grant date fair value calculated by multiplying the number of units subject to the award by the NASDAQ closing price per share on the date such award was granted. The table below shows the award number of shares, the grant date, the per-share fair value, and the total grant date fair value for the stock awards shown.

[3]	Mr. Court joined the Board effective as of April 21, 2011.
[4]	Mr. Pancheri resigned from the Board effective October 21, 2010 and his stock award for fiscal 2011 was cancelled.
[5]	Mr. Witter passed away on January 14, 2011.

Grants of Plan-Based Awards in 2011

The table below shows all plan-based awards that the Company made to the directors during fiscal 2011:

Name and Principal Position	Year	Grant Date	Non-equity Incentive Plan ($)	Restricted Stock Awards	Option Awards: Number of Shares Underlying Option	Exercise or Base Price of Option Awards ($/per Share)	Grant Date Fair Value of Option Awards ($)
Theodore C. Allrich	2011	8/26/10	—	10,000	—	11.28	$112,800
John Gary Burke	2011	8/26/10	—	3,600	—	11.28	40,608
James J. Court	2011	4/21/11	—	6,411	—	15.60	100,012
Jerry F. Englert	2011	8/26/10	—	4,600	—	11.28	51,888
Paul Grinberg	2011	8/26/10	—	4,600	—	11.28	51,888
Nicholas A. Mosich	2011	8/26/10	—	3,600	—	11.28	40,608
Thomas Pancheri [1]	2011	8/26/10	—	3,600	—	11.28	40,608
Edward J. Ratinoff	2011	8/26/10	—	1,200	—	11.28	13,536
Gordon L. Witter, Jr.	2011	8/26/10	—	4,000	—	11.28	45,120

[1]	Mr. Pancheri’s grant was cancelled upon his resignation effective October 21, 2010.

Outstanding Equity Awards at the end of Fiscal 2011

This table shows the equity awards that have been previously awarded to each of the directors and which remained outstanding as of June 30, 2011:

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[7]
Theodore C. Allrich	11,010	—	10.00	12/30/2011	1,534	[1]	22,105
	5,807	—	10.00	6/30/2014	3,067	[2]	44,195
	6,900	—	9.50	7/25/2015	10,000	[5]	144,100
	7,500	—	9.20	8/22/2015	—		—
	6,900	—	7.35	7/24/2016	—		—
John Gary Burke	7,500	—	9.50	11/28/2015	1,200	[1]	17,292
	5,400	—	7.35	7/24/2016	2,400	[2]	34,584
	—	—	—	—	3,600	[5]	51,876
James J. Court	—	—	—	—	6,411	[6]	92,383
Jerry F. Englert	11,010	—	10.00	12/30/2011	1,667	[1]	24,021
	5,810	—	10.00	6/30/2014	3,334	[2]	48,043
	7,500	—	9.50	7/25/2015	4,600	[5]	66,286
	7,500	—	7.35	7/24/2016	—		—
Paul Grinberg	10,000	—	10.00	4/10/2014	1,534	[1]	22,105
	6,900	—	9.50	7/25/2015	3,067	[2]	44,195
	6,900	—	7.35	7/24/2016	4,600	[5]	66,286
Nicholas A. Mosich	—	—	—	—	3,334	[3]	48,043
	—	—	—	—	3,600	[5]	51,876
Thomas Pancheri[8]	—	—	—	—	—		—
Edward J. Ratinoff	—	—	—	—	4,706	[4]	67,813
	—	—	—	—	1,200	[5]	17,292
Gordon L. Witter, Jr.[9]	4,404	—	10.00	12/30/2011	—		—
	5,807	—	10.00	6/30/2014	—		—
	5,400	—	9.50	7/25/2015	—		—
	5,400	—	7.35	7/24/2016	—		—

[1]	These shares were granted on August 21, 2008 and vest in one-third increments on each of the first three anniversaries of the date of grant.
[2]	These shares were granted September 24, 2009 and vest in one-third increments on each of the first three anniversaries of the date of grant.
[3]	These shares were granted June 25, 2009 and vest in one-third increments on each of the first three anniversaries of the date of grant.
[4]	These shares were granted May 20, 2010 and vest in one-third increments on each of the first three anniversaries of the date of grant.
[5]	These shares were granted August 21, 2010 and vest in one-third increments on each of the first three anniversaries of the date of grant.
[6]	These shares were granted April 21, 2011 and vest in one-third increments on each of the first three anniversaries of the date of grant.
[7]	The values contained in this column were calculated by multiplying the number of shares by $14.41, which was the closing price of the Company’s common stock reported on the NASDAQ on June 30, 2011.
[8]	Mr. Pancheri’s options were exercised before June 30, 2011. Upon his resignation, the unvested restricted stock units were vested and issued; excluding the August 26, 2010 grant, which was cancelled.
[9]	Mr. Witter’s unvested restricted stock units were vested and issued upon the event of his passing.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction: Overview and Process

The following Compensation Discussion and Analysis of compensation arrangements of our Named Executives for 2011, which we refer to as the CD&A, should be read together with the compensation tables and related disclosures set forth below. The discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The Compensation Committee of the Board of Directors of the Company is responsible for assisting the Board of Directors in determining and maintaining the Company’s compensation programs consistent with the objectives set forth below. The Compensation Committee makes recommendations to the Board of Directors of the Company to establish all the forms of compensation, including the base salary, bonus, and both the value of the equity award and the mix of equity vehicles for the Company’s Chief Executive Officer and Chief Financial Officer.

The Company provides for a base salary that is determined according to competitive pay practices, level of responsibility, prior experience and breadth of knowledge. The Bank uses its discretion rather than a formal weighting system to evaluate these factors and to determine individual base salary levels. In certain situations, the employment agreement defines annual base salary increases.

Objectives of Our Compensation Programs

The Company’s compensation programs have been designed with the following objectives in mind:

•

Total compensation amounts should be sufficiently competitive with industry peer companies to enable the Company to attract and retain top executive talent, while also being consistent with the Company’s objective of maintaining a competitive and efficient cost structure.

•

A substantial portion of each executive’s pay should be performance-based compensation that is variable based on the Company’s annual and long-term operating performance and long-term shareholder returns, and should be aligned with the Company’s business strategy.

•	Compensation should be commensurate with the role, scope, and complexity of each executive’s position relative to other executives and employees.

The Company’s compensation programs reflect its position as a growing company in the highly competitive, dynamic and consolidating financial services industry. The Company uses a variety of elements to support the objective of making compensation sufficiently competitive to attract and retain top talent, provide incentives and rewards to executives, and ensure that management’s interests are aligned with shareholder interests.

Setting Compensation Levels

The Company provides for a base salary that is determined according to competitive pay practices, level of responsibility, prior experience and breadth of knowledge. The Company uses its discretion rather than a formal weighting system to evaluate these factors and to determine individual base salary levels.

The following table summarizes the primary elements of the Company’s direct compensation arrangements and how such elements support the Company’s other compensation objectives in the short and long term:

Components of Direct Compensation

Element	Character	How Objectives Are Met
Base Salary	Short Term	Helps ensure that compensation is commensurate with the role, scope and complexity of each executive’s position relative to other executives and employees.
Annual Non-Equity Incentive Plan Compensation (Cash & Deferred Bonus)	Short Term	Varies based on the Company’s attaining of annual performance measures that are aligned with the business strategy and shareholders’ interests.
Stock Options	Long Term	Varies based on long-term stock price performance and promotes shareholders’ interests.
Restricted Stock	Long Term	Varies based on long-term total shareholder return and promotes shareholders’ interests.

Salary and Annual Incentive Compensation

The Company provides each Named Executive with a base salary that is commensurate with the role, scope, and complexity of his position relative to other executives and employees. The base salary of the Chief Executive Officer and Chief Financial Officer are subject to Compensation Committee approval. In establishing salaries for the Chief Executive Officer and the Chief Financial Officer, the Compensation Committee reviews (i) the historical performance of those officers and other executives; and (ii) available information regarding prevailing salaries and compensation programs at banks and other financial services organizations which are comparable, in terms of asset-size, capitalization and performance to the Bank. Another factor, which is considered in establishing salaries of Chief Executive Officer and Chief Financial Officer, is the cost of living in Southern California, which generally is higher than in other parts of the country.

The Company sets annual cash and restricted stock bonus ranges for the Chief Executive Officer and Chief Financial Officer based on annual Company performance measures established by the Compensation Committee pursuant to the executive’s employment agreement or when merited. The employment agreement bonuses paid to the Chief Executive Officer and the Chief Financial Officer are determined based on a pre-established formula measuring the Company’s performance against criteria that we believe are drivers for creating shareholder value and achieving the Company’s strategic goals.

Long-Term Equity Incentive Compensation

The Company designed its 2004 Stock Incentive Plan (the “2004 Plan”) with a focus on aligning Named Executive incentives with long-term shareholder value. A combination of stock options and restricted stock awards are used by the Company to create a long-term incentive program. Performance shares are also available for award in the future under the 2004 Plan.

When establishing the Chief Executive Officer and Chief Financial Officer total long-term equity incentive award, the Compensation Committee first sets a base number of restricted stock units for the Chief Executive Officer and the Chief Financial Officer. Generally, the base award is adjusted up or down based upon performance factors.

Stock Options and Restricted Stock

Company stock options have an exercise price equal to the NASDAQ-reported closing price of our common stock on the date of grant. The stock options granted under the 2004 Plan vest over four years, one-fourth on the first anniversary of the award and then one forty-eighth monthly until fully vested. Company stock options generally expire ten years after the grant date, unless they are first exercised. The expiration period is also accelerated if the holder’s employment with us terminates under certain circumstances.

The restricted stock and restricted stock unit awards granted under the 2004 Plan generally vest over three years, one-third on each one-year anniversary of the award. The initial restricted stock grant made to Mr. Garrabrants vests over four years, one-fourth at the end of each fiscal year.

Deferred Compensation Plan

The Company also sponsors an unsecured non-qualified plan known as the Deferred Compensation Plan, which allows Named Executives and certain other highly compensated employees to defer all or a portion of their base salary, bonus, and other compensation after it vests. Balances in the plan receive earnings accrual credits. All credits to the Deferred Compensation Plan represent a Named Executive’s compensation previously earned and deferred; the Company does not provide any matching or similar credits. The plan was designed to allow Named Executives to defer a portion of their current income in reference to tax planning, and to assist the Company in attracting and retaining top executives by providing retirement benefits that are competitive within the Company’s peer group.

Summary Compensation Table

The following table shows all fiscal 2011 compensation paid by the Company to our Chief Executive Officer, Chief Financial Officer, and the other three most highly compensated executive officers based on fiscal 2011 compensation. All individuals listed in the following table are referred to in this Proxy Statement as the “Named Executives.” Annual Compensation includes amounts deferred at the election of the Named Executive.

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)	Stock Awards ($)[2]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqual. Deferred Compensation Earnings ($)	All Other Compensation[3] ($)	Total ($)
Gregory Garrabrants,	2011	304,841	176,130	2,707,200	—	—	—	—	3,188,171
President and	2010	288,782	171,000	669,600	—	—	—	—	1,129,382
Chief Executive Officer	2009	295,961	171,000	268,400	—	—	—	—	735,361
Andrew J. Micheletti,	2011	212,885	61,500	507,600	—	—	—	—	781,985
Executive Vice President and	2010	205,000	—	120,001	—	—	—	—	325,001
Chief Financial Officer	2009	206,808	50,000	—	—	—	—	—	256,808
Adriaan van Zyl,	2011	207,692	45,000	45,019	—	—	—	—	297,711
Executive Vice President	2010	15,385	—	—	—	—	—	—	15,385
and Chief Operating Officer	2009	—	—	—	—	—	—	—	—
Thomas M. Constantine,	2011	158,173	30,000	70,024	—	—	—	—	258,197
Executive Vice President	2010	—	—	—	—	—	—	—	—
and Chief Credit Officer	2009	—	—	—	—	—	—	—	—
Brian Swanson,	2011	109,423	72,000	50,037	—	—	—	—	231,460
Senior Vice President,	2010	49,288	—	—	—	—	—	1,683	50,971
Residential Lending	2009	—	—	—	—	—	—	—	—

[1]

Effective July 1, 2011, Mr. Garrabrants’ salary was increased to $375,000. See “Item 4. Approval of the Performance-based Incentive Award Structure of the Chief Executive Officer’s Employment Agreement” herein. In connection with the Company’s annual review of compensation, salaries increased effective July 1, 2011, as follows: Mr. Micheletti to $207,500, Mr. van Zyl to $215,000, Mr. Constantine to $185,000 and Mr. Swanson to $140,000. The variations in the amounts shown as “Salary” for the Named Executives from listed salaries to actual reflect the impact of timing of payments by the Company’s bi-weekly payroll system.

[2]

The stock awards included for each named executive above consists of Restricted Stock Units. The value for each of these awards is its grant date fair value calculated by multiplying the number of units subject to the award by the NASDAQ closing price per share on the date such award was granted. The table below shows the award number of shares, the grant date, the per-share fair value, and the total grant date fair value for the stock awards shown. On August 10, 2011, the Board of Directors of the Company made a grant of 53,000 restricted stock units to Mr. Garrabrants with a total value of $660,380, which vest in one-third increments on each of the first three fiscal year-ends following the date of grant, and 15,000 restricted stock units to Mr. Micheletti with a total value of $186,900, which vest in one-third increments on each of the first three anniversaries of the date of grant. The restricted stock units have a value of $12.46 per share, which was the closing price on the grant date of August 10, 2011.

[3]

This column represents the amount of all compensation paid to the Named Executives that is not reported in any other column of the table. The $1,683 for Mr. Swanson represents moving expenses paid by the Company.

Grants of Plan-Based Awards in 2011

The table below shows all plan-based awards that the Company made during fiscal 2011 to the Named Executives:

Name	Grant Date	Estimated Possible Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)[1]	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price of Stock on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory Garrabrants	8/26/10	—	—	—	—	—	—	240,000	—	—	11.28	2,707,200
Andrew J. Micheletti	8/26/10	—	—	—	—	—	—	45,000	—	—	11.28	507,600
Adriaan van Zyl	7/22/10	—	—	—	—	—	—	716	—	—	13.97	10,003
	12/16/10	—	—	—	—	—	—	977	—	—	15.36	15,007
	6/16/11	—	—	—	—	—	—	1,352	—	—	14.80	20,010
Thomas M. Constantine	8/26/10	—	—	—	—	—	—	4,433	—	—	11.28	50,004
	12/16/10	—	—	—	—	—	—	652	—	—	15.36	10,015
	6/16/11	—	—	—	—	—	—	676	—	—	14.80	10,005
Brian Swanson	7/22/10	—	—	—	—	—	—	179	—	—	13.97	2,501
	10/21/10	—	—	—	—	—	—	201	—	—	12.49	2,510
	12/16/10	—	—	—	—	—	—	1,303	—	—	15.36	20,014
	6/16/11	—	—	—	—	—	—	1,690	—	—	14.80	25,012

[1]

Restricted stock grants for Mr. Garrabrants vest in one-third increments on each of the first three fiscal year-ends following the date of grant, for all others, vesting is in one-third increments on each of the first three anniversaries of the date of grant.

Outstanding Equity Awards at the end of Fiscal 2011

This table shows the equity awards that have been previously awarded to each of the Named Executives and which remained outstanding as of June 30, 2011:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Option (#) Exercisable	Number of Securities Underlying Unexercised Option (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[9]

Gregory Garrabrants	—	—	—	—	26,667	[1]	384,271
					160,000	[2]	2,305,600
Andrew J. Micheletti	12,500	—	10.00	1/28/12	9,558	[3]	137,731
	20,000	—	10.00	6/30/14	45,000	[5]	648,450
	50,000	—	9.50	7/25/15	—		—
	20,000	—	7.35	7/24/16	—		—
Adriaan van Zyl	—	—	—	—	716	[4]	10,318
	—	—	—	—	977	[7]	14,079
	—	—	—	—	1,532	[8]	19,482
Thomas M. Constantine	—	—	—	—	4,433	[5]	63,880
	—	—	—	—	652	[7]	9,395
	—	—	—	—	676	[8]	9,741
Brian Swanson	—	—	—	—	179	[4]	2,579
	—	—	—	—	201	[6]	2,896
	—	—	—	—	1,303	[7]	18,776
	—	—	—	—	1,690	[8]	24,353

[1]	These shares were granted on October 22, 2009 and vest in one-third increments on each of the first three fiscal year-ends following the date of grant.
[2]	These shares were granted on August 26, 2010 and vest in one-third increments on each of the first three fiscal year-ends following the date of grant.
[3]	These shares were granted on October 22, 2009 and vest in one-third increments on each of the first three anniversaries of the date of grant.
[4]	These shares were granted on July 22, 2010 and vest in one-third increments on each of the first three anniversaries of the date of grant.
[5]	These shares were granted on August 26, 2010 and vest in one-third increments on each of the first three anniversaries of the date of grant.
[6]	These shares were granted on October 21, 2010 and vest in one-third increments on each of the first three anniversaries of the date of grant.
[7]	These shares were granted on December 16, 2010 and vest in one-third increments on each of the first three anniversaries of the date of grant.
[8]	These shares were granted on June 16, 2011 and vest in one-third increments on each of the first three anniversaries of the date of grant.
[9]	The values contained in this column were calculated by multiplying the number of shares by $14.41, which was the closing price of the Company’s common stock reported on the NASDAQ on June 30, 2011.

Exercised Options and Vested Restricted Stock in Fiscal 2011

This table shows the stock options that were exercised by, and the restricted stock that vested for, each Named Executive during fiscal 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Gregory Garrabrants[1]	—	—	121,333	1,748,409

Andrew J. Micheletti[2]	26,250	392,963	4,779	64,612

Adriaan van Zyl	—	—	—	—

Thomas M. Constantine	—	—	—	—

Brian Swanson	—	—	—	—

[1]

Mr. Garrabrants chose to net settle his shares upon vesting, selling back to the Company 56,638 shares of the 121,333 vested shares to cover his income tax withholding and 20,750 shares were deferred receipt. Realized value includes all 142,083 shares that vested. On September 1, 2010, Mr. Garrabrants took deferred receipt of 20,750 shares that vested June 30, 2009. The value upon vesting was $126,368. He chose to net settle his shares upon issue, selling 4,970 shares back to the Company.

[2]	Mr. Micheletti chose to net settle his shares upon vesting, selling back to the Company 1,779 shares of the 4,779 vested shares to cover his income tax withholding.

Potential Payments Upon Termination or Change in Control

This section discusses the incremental compensation that would be payable by the Company in the event of a change-in-control of the Company or a termination of employment of certain Named Executives with the Company for various described reasons, sometimes referred to in this section as a “triggering event.” In accordance with applicable SEC rules the following discussion assumes:

(i)	that the triggering event in question – death, disability, change in control or termination – occurred on June 30, 2011, the last business day of fiscal 2011; and

(ii)	with respect to calculations based on the Company’s stock price, we used $14.41, which was the reported closing price of one share of the Company’s common stock on the NASDAQ on June 30, 2011.

Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a Named Executive with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms, or operation in favor of executive officers of the Company, such as employee group term life insurance. In addition, in connection with any actual termination of employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include, for example, the timing during the year of any event and the Company’s stock price.

The Company believes that severance protections can play a valuable role in attracting and retaining key executive officers. The Compensation Committee evaluates the level of severance benefits consistent with competitive practices.

The following is a general discussion of the primary categories of triggering events which apply to certain of the Company’s Named Executives.

Death or Disability

In the event of the death of the Chief Executive Officer, his beneficiary or estate shall be entitled to receive (i) the immediate vesting, to the extent not otherwise vested, of all equity incentive awards including restricted stock unit awards granted to him, and (ii) his short-term cash incentive award for the period in which death occurs, prorated to the date of death, to be paid in a lump-sum within 30 days of termination.

Upon the Chief Executive Officer’s receipt of a notice of termination for disability, he shall receive, at the option of the Company (i) his annual restricted stock unit award for the period in which the termination date occurs, prorated to the termination date, or (ii) an equivalent amount of cash payable in a lump-sum at termination.

In the event of the death of the Chief Financial Officer, his estate shall receive a payment of a death benefit of three times the executive’s then-current annual salary. In the event of the death or disability of the Chief Financial Officer, his estate shall receive his cash bonus for the year prorated to the date of death. All vested stock option grants at the date of death or disability may be exercised by him or his beneficiaries for a period of up to twelve (12) months after the date of death or disability.

None of the Named Executives has contributed to the Company’s Deferred Compensation Plan; therefore no payments would be made upon death, disability or any other triggering event.

Termination of Employment by the Company

For the Chief Executive Officer, in the event his employment is terminated by Company without cause, or he resigns his employment for good reason, within a period of 90 days after the occurrence of the event giving rise to good reason, he shall be entitled to (i) the immediate vesting, to the extent not otherwise vested, of all equity incentive awards including Restricted Stock Unit awards granted to him, (ii) his target Short-Term Cash Incentive Award for the period in which such termination occurs, prorated to the Termination Date to be paid in a lump sum within 30 days of termination, and (iii) payment of an amount equal to two times his then-current base salary, to be paid in lump sum within 30 days of termination.

In addition, upon Chief Executive Officer receipt from the Company of a notice of termination without cause or Company’s receipt from him of a notice of termination for good reason, he shall receive, at the option of the Company, either his annual restricted stock unit award computed pursuant to his employment agreement using a factor not less than one or an equivalent amount of cash payable in a lump-sum at termination.

For the Chief Financial Officer, in the event his employment is terminated by the Company without cause, he shall be entitled to (i) a severance payment equal to his then-current base monthly salary multiplied by twelve (12) and paid either as a lump-sum or in monthly installments, at the discretion of the Board of Directors; (ii) accelerated vesting of all unvested portions of stock option and restricted stock awards; and (iii) continuation of group medical insurance benefits to the earlier of the end of the 12-month severance period or the executive’s commencement of work for a new employer that provides group medical insurance.

For the Chief Credit Officer, in the event his employment is terminated by the Company without cause, he shall be entitled to (i) a severance payment equal to his then-current bi-weekly salary paid for 12 months from the date of termination; and (ii) accelerated vesting of all unvested portions of stock option and restricted stock awards, subject to his execution of a legal agreement with the Company.

Termination by Company with “Cause” or by the Executive for any Reason

With “cause” generally includes (i) failure of the executive to perform duties in a satisfactory manner, after notice thereof; (ii) conviction of illegal activity which materially adversely affects Bank’s reputation or which evidences the executive’s lack of ability to perform duties; (iii) certain crimes or dishonesty, fraud, etc. which causes termination of insurance coverage under blanket bond; or (v) actions by government bank regulators to close or take the Bank or to issue a cease and desist order to remove executive from office.

In the event the Chief Executive Officer is terminated with “cause” or in the event that he terminates his employment for any reason, his payments will generally be (i) all accrued but unpaid base salary and vacation benefits as of the termination date and (ii) any other benefits already vested as of the termination date under any of his applicable equity compensation, pension, cash incentive compensation, or similar plans in which he participated immediately prior to termination. In the event of the Chief Executive Officer resigns without good reason, he shall be entitled to payment of his Short-Term Cash Incentive Compensation earned for the period prior to resignation but unpaid at the time of resignation.

In the event the Chief Financial Officer is terminated with “cause” or in the event that he terminates his employment for any reason, his payments will generally be limited to (i) all accrued but unpaid base salary and vacation benefits as of the termination date and (ii) any other benefits already vested as of the termination date under any of his applicable equity compensation, pension, cash incentive compensation and other compensation earned subject to prorate calculations as of the termination date.

Upon a Change-in-Control of the Company

A “Change in Control” generally occurs when there is in effect a change in the ownership or control of 50% of the voting stock of the Company, whether by sale, merger or reorganization, or the ownership or control of all or substantially all of the assets are sold or transferred to a person who did not own or control the assets of the Company prior to such transaction. The exact definition varies depending upon the terms of agreement with Named Executives.

If the employment of the Chief Executive Officer is terminated, during the term of his employment agreement, if within three months before or within two years after a Change in Control, and the Company or the Company’s successor terminates him other than for cause, death or disability or the Chief Executive Officer terminates his employment other than for good reason, in either case, “a Change of Control Termination,” then:

(i) The Company shall pay him in a single severance payment as soon as practicable after the termination, but in no event later than thirty (30) days thereafter, an amount in cash equal to three times the sum of (a) his then-current base salary and (b) his target Annual Short-Term Cash Incentive Compensation Award as in effect on the termination date, plus

(ii) any unvested equity incentive award including restricted stock unit awards shall become immediately and fully vested.

Additionally, if the Chief Executive Officer receives a notice of termination and the termination when effective shall be a Change of Control Termination, the Company shall grant to him immediately upon receipt of the notice of termination, a restricted stock unit award, or if unable under the terms of extant equity compensation plan(s), an equivalent amount of cash, equal to two times his annual restricted stock compensation award for the current fiscal year, except that to the extent that the calculation factor is less than one, the amount shall be computed assuming the factor is equal to one times his annual award.

If a Change in Control occurs and the Chief Executive Officer is terminated prior to a Change in Control other than for Cause, and if such termination of employment or event was at the request, suggestion or initiative of a third party who has taken steps reasonably calculated to effect a Change in Control, then his termination shall be a Change of Control Termination and upon occurrence of the Change in Control, such officer shall be entitled to receive the payments as described above.

If the Chief Operating Officer is terminated by the Company or its successor other than for cause, with in two (2) years of a Change of Control, the Company shall (i) make a lump-sum payment of his then-current annual salary within 30 days of termination; and (ii) immediately vest as of the termination date all unvested equity incentive awards.

For all Named Executives, the Company’s Amended and Restated 1999 Stock Option Plan and the 2004 Plan (the Plans) provide that as of the consummation of a “corporate transaction,” all outstanding unvested stock options and unvested shares of restricted stock would generally receive accelerated vesting, but only to the extent that such awards are not assumed by the Company or substituted by the acquiring company with all existing terms and conditions, including vesting terms, remaining in effect. For this purpose, “corporate transaction” is generally defined in the plans as an acquisition of the Company by merger, consolidation, asset acquisition or stock purchase, which is generally the same as a change-in-control of the Company.

280G Tax Gross-Up

In accordance with the Chief Executive Officer’s employment agreement, if any Company payment made upon termination after a change-in-control of the Company constitutes an “excess parachute payment” under Section 280G of the Code, the Company would make a gross-up payment to the Chief Executive Officer. The gross-up payment would be equal to the amount necessary to cause the net amount retained by the Chief Executive, after subtracting (i) the excise tax imposed on “excess parachute payments” by Section 4999 of the Code, and (ii) any federal, state and local income taxes, FICA tax, and the Section 4999 excise tax on the gross-up payment, to be equal to the net amount the he would have retained had no Section 4999 excise tax been imposed and no Company gross-up payment been made. The amount of the Gross-Up Payment in no event shall exceed five hundred thousand ($500,000).

The following tables summarize the approximate value of termination payments and benefits that certain Named Executives would have received if their employment had been terminated on June 30, 2011 under the circumstances specified or if there was a change of control on June 30, 2011:

Gregory Garrabrants – Chief Executive Officer

				Termination After Change-in-Control[5,6]
	A	B	C	D	E
Type of Benefit	Death or Disability ($)	Termination before a Change- in-Control by Company without Cause ($)	Upon a Change-in- Control ($)[5]	Termination by Company for Any Reason or by Executive with Good Reason ($)	Termination by Executive without Good Reason ($)

Cash Severance[1]	22,581	609,681	—	1,404,621	22,581
Option Vesting[2]	—	—	—	—	—
Restricted Stock Vesting[3]	2,791,733	3,180,103	2,791,733	1,152,800	—
280G Tax Gross Up4	—	—	—	500,000	—
Total Value Upon Event	2,814,314	3,789,784	2,791,733	3,057,421	22,581

Total Value Upon CIC and Termination Events in Column D (Column C+D)				5,849,154

Total Value Upon CIC and Termination Event in Column E (Column C+E)					2,814,314

[1]

Mr. Garrabrants’ employment agreement provides for a lump sum cash payment in the amount of two times his annual salary, in the event we terminate his employment, without cause, prior to a change-in-control; or three times his annual salary and target bonus if within two years following a change-in-control, our successor terminates his employment for any reason or by Mr. Garrabrants for good reason. He is also entitled to any accrued vacation and his annual cash incentive award. His annual cash incentive award for fiscal 2011 was fully paid as of June 30, 2011 and not included in column A or B above. Column D includes an additional amount equal to three times the target amount of the annual cash incentive award.

[2]	The value of stock option vesting reflected in the table is zero because Mr. Garrabrants’ does not have any stock options.
[3]

The value of restricted stock vesting was calculated by multiplying the number of unvested shares of 26,667, 160,000 and 53,000 by $8.37, $11.28 and $14.41, respectively. In the case of termination without cause, the 53,000 share count increases to 80,000 in the previous sentence. In the case of termination after a change in control, an additional increment of 40,000 shares times two multiplied by $14.41 is payable, reflecting change in control per his contract executed May 26, 2011. Mr. Garrabrants’ annual restricted stock unit award changed effective July 1, 2011. See Item 4. in this Proxy.

[4]

Mr. Garrabrants’ employment agreement provides that if any Company payments made upon termination after a change-in-control of the Company constitutes a “parachute payment” under Section 280G of the Code, the Company would make a gross-up payment to Mr. Garrabrants. The gross-up payment would be equal to the amount necessary to cause the net amount retained by Mr. Garrabrants, after subtracting (i) the parachute payment excise tax imposed by Section 4999 of the Code, and (ii) any federal, state and local income taxes, FICA tax, and the Section 4999 excise tax on the gross-up payment, to be equal to the net amount Mr. Garrabrants would have retained had no Section 4999 excise tax been imposed and no Company gross-up payment been made. The maximum gross-up payment under his contract is $500,000.

[5]

These columns assume the vesting of all unvested stock options and restricted stock accelerated on the consummation of the change-in-control as provided in the Company’s Plans and there was no assumption or substitution of unvested stock options and restricted stock by the acquiring company.

[6]

For a change-in-control and subsequent termination of Mr. Garrabrants’ employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Andrew J. Micheletti – Chief Financial Officer

				Termination After Change-in-Control6[5,6]
	A	B	C	D	E
Type of Benefit	Death or Disability ($)	Termination before a Change- in-Control by Company without Cause($)	Upon a Change-in- Control($)[5]	Termination by Company for Any Reason or by Executive with Good Reason($)	Termination by Executive without Good Reason($)

Cash Severance[1]	699,032	289,032	—	289,032	84,032
Option Vesting[2]	—		—	—	—
Restricted Stock Vesting[3]	633,466	633,466	633,466	—	—
280G Tax Gross Up4	—	—	—	—	—
Total Value Upon Event	1,332,498	922,498	633,466	289,032	84,032

Total Value Upon CIC and Termination Events in Column D (Column C+D)				922,498

Total Value Upon CIC and Termination Event in Column E (Column C+E)					717,498

[1]

Mr. Micheletti’s employment agreement provides for a lump sum cash payment in the amount of three times his annual salary, in the event of death and one time annual salary if we terminate his employment. He is also entitled to any accrued vacation and a prorated annual cash incentive award.

[2]

Mr. Micheletti’s employment agreement provides for the acceleration of vesting of stock options and restricted stock upon his termination (i) by us for any reason other than for cause preceding a change-in-control, or (ii) after a change-in-control, by our successor (assuming the vesting of his options and stock does not accelerate on the closing of the change-in-control). As of June 30, 2011, all options were fully vested.

[3]

The value of restricted stock vesting was calculated by multiplying the number of unvested shares of 14,337 by $8.37, less $27,507 already expensed, unvested shares of 45,000 by $11.28, less $142,777 already expensed and unvested shares of 15,000 by $14.41.

[4]	Not applicable.
[5]

These columns assume that the vesting of stock options and restricted stock accelerated on the consummation of the change-in-control. This assumes that the acquiring company does not assume such awards.

[6]

For a change-in-control and subsequent termination of Mr. Micheletti’s employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Adriaan van Zyl – Chief Operating Officer

				Termination After Change-in-Control6[5,6]
	A	B	C	D	E
Type of Benefit	Death or Disability ($)	Termination before a Change- in-Control by Company without Cause($)	Upon a Change-in- Control($)[5]	Termination by Company for Any Reason or by Executive with Good Reason($)	Termination by Executive without Good Reason($)

Cash Severance[1]	14,454	14,454	—	214,454	14,454
Option Vesting[2]	—	—	—	—	—
Restricted Stock Vesting[3]	—	—	38,945	—	—
280G Tax Gross Up4	—	—	—	—	—
Total Value Upon Event	14,454	14,454	38,945	214,454	14,454

Total Value Upon CIC and Termination Events in Column D (Column C+D)				253,399

Total Value Upon CIC and Termination Event in Column E (Column C+E)					53,399

[1]

Mr. van Zyl’s employment agreement provides for a lump sum cash payment in the amount of his annual salary if we terminate his employment, without cause, after a change-in-control. In addition, any accrued vacation is paid out.

[2]	The value of stock option vesting reflected in the table is zero because Mr. van Zyl does not have any stock options.
[3]

The value of restricted stock vesting was calculated by multiplying the number of unvested shares of 716 by $13.97, less $3,133 already expensed, unvested shares of 977 by $15.36, less $2,686 already expensed and unvested shares of 1,532 by $14.80, less $256 already expensed.

[4]	Not applicable.
[5]

These columns assume that the vesting of stock options and restricted stock accelerated on the consummation of the change-in-control. This assumes that the acquiring company does not assume such awards.

[6]

For a change-in-control and subsequent termination of Mr. van Zyl’s employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Thomas M. Constantine – Chief Credit Officer

				Termination After Change-in-Control6[5,6]
	A	B	C	D	E
Type of Benefit	Death or Disability ($)	Termination before a Change- in-Control by Company without Cause($)	Upon a Change-in- Control($)[5]	Termination by Company for Any Reason or by Executive with Good Reason($)	Termination by Executive without Good Reason($)
Cash Severance[1]	6,478	181,478	—	181,478	6,478
Option Vesting[2]	—	—	—	—	—
Restricted Stock Vesting[3]	—	54,038	54,038	—	—
280G Tax Gross Up4	—	—	—	—	—
Total Value Upon Event	6,478	235,516	54,038	181,478	6,478

Total Value Upon CIC and Termination Events in Column D (Column C+D)				235,516

Total Value Upon CIC and Termination Event in Column E (Column C+E)					60,516

[1]

Mr. Constantine’s employment agreement provides for a lump sum cash payment in the amount of one time annual salary if we terminate his employment, without cause, prior to or after a change-in-control, by our successor change-in-control. In addition, any accrued vacation is paid out.

[2]	The value of stock option vesting reflected in the table is zero because Mr. Constantine does not have any stock options.
[3]

The value of restricted stock vesting was calculated by multiplying the number of unvested shares of 4,433 by $11.28, less $14,065 already expensed, unvested shares of 652 by $15.36, less $1,793 already expensed and unvested shares of 676 by $14.80, less $128 already expensed.

[4]	Not applicable.
[5]

These columns assume that the vesting of stock options and restricted stock accelerated on the consummation of the change-in-control. This assumes that the acquiring company does not assume such awards.

[6]

For a change-in-control and subsequent termination of Mr. Constantine’s employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Brian Swanson – Senior Vice President

				Termination After Change-in-Control6[5,6]
	A	B	C	D	E
Type of Benefit	Death or Disability ($)	Termination before a Change- in-Control by Company without Cause($)	Upon a Change-in- Control($)[5]	Termination by Company for Any Reason or by Executive with Good Reason($)	Termination by Executive without Good Reason($)
Cash Severance[1]	7,034	7,034	—	7,034	7,034
Option Vesting[2]	—	—	—	—	—
Restricted Stock Vesting[3]	—	—	43,056	—	—
280G Tax Gross Up4	—	—	—	—	—
Total Value Upon Event	7,034	7,034	43,056	7,034	7,034

Total Value Upon CIC and Termination Events in Column D (Column C+D)				50,090

Total Value Upon CIC and Termination Event in Column E (Column C+E)					50,090

[1]	Accrued vacation is paid out.
[2]	The value of stock option vesting reflected in the table is zero because Mr. Swanson does not have any stock options.
[3]

The value of restricted stock vesting was calculated by multiplying the number of unvested shares of 179 by $13.97, less $783 already expensed, unvested shares of 201 by $12.49, less $578 already expensed, unvested shares of 1,303 by $15.36, less $3,582 already expensed and unvested shares of 1,690 by $14.80, less $320 already expensed.

[4]	Not applicable.
[5]

These columns assume that the vesting of stock options and restricted stock accelerated on the consummation of the change-in-control. This assumes that the acquiring company does not assume such awards.

[6]

For a change-in-control and subsequent termination of Mr. Swansons’s employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee. The members of the Compensation Committee in 2011 were Paul Grinberg, its Chair, Theodore C. Allrich and John Gary Burke, each of whom was determined by the Board of Directors to be independent within the meaning of that term in the NASDAQ’s listed company rules.

No Interlocks. No executive officer of the Company served on the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the Company’s Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with Company management. Based upon such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,
The Compensation Committee of the Board of Directors
Paul Grinberg, Chairman
Theodore C. Allrich
John Gary Burke

ITEM 2. NON-BINDING AND ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Proposal

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We urge you to read the Compensation Discussion and Analysis, beginning on page 18 of this proxy statement, which discusses how the Company’s executive compensation program reflects our compensation philosophy and describes the decisions made by the Compensation Committee in 2011 in detail.

The vote on Item 2 is advisory only and it will not be binding on the Board of Directors. It is not intended to address any specific element of compensation, nor should it be construed as overruling a decision by the Board of Directors or creating or implying any change to the fiduciary duties of the Board. It will not affect any compensation previously paid or awarded to any executive. The vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends a vote FOR the approval, in a non-binding and advisory stockholder vote, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

ITEM 3. NON-BINDING VOTE ON THE FREQUENCY OF NON-BINDING STOCKHOLDER VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Proposal

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that stockholders must be given the opportunity to vote, also on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC, which we refer to as an advisory “say on pay” vote. By voting on this Item No. 3, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for the Company and therefore our Board recommends that you vote for a three-year interval for the advisory vote on executive compensation. In determining to recommend that stockholders vote for a frequency of once every three years, the Board considered how an advisory vote at this frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results. An advisory vote occurring once every three years will also permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices that have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation. We will continue to engage with our stockholders regarding our executive compensation program during the period between advisory votes on executive compensation.

The Company recognizes that the stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board.

This vote is advisory and not binding on the Company or our Board of Directors in any way. The Board and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

The Board of Directors recommends a vote FOR the approval, in a non-binding and advisory vote, that future non-binding and advisory stockholder vote on executive compensation shall occur every THREE YEARS.

ITEM 4. APPROVAL OF THE PERFORMANCE-BASED INCENTIVE AWARD STRUCTURE IN THE PRESIDENT AND CHIEF EXECUTIVE OFFICER’S MAY 26, 2011 EMPLOYMENT AGREEMENT TO ALLOW COMPANY TO TAKE FEDERAL INCOME TAX DEDUCTIONS

On May 26, 2011, the Company amended and restated the Employment Agreement (the “Agreement”) of the President and Chief Executive Officer (“CEO”) of the Company, which provides for the payment of certain performance-based incentive awards. The Agreement was designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) so that the Company can take federal income tax deductions for compensation paid under the Agreement to the CEO (see “Executive Compensation—Summary Compensation Table” herein for compensation details for 2011).

Section 162(m) generally provides that publicly held companies may not take a federal income tax deduction for certain compensation in excess of $1 million paid to the CEO and the next three highest paid executives excluding the Chief Financial Officer in any one year unless that compensation is “performance-based.” One of the additional requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals are disclosed to, and approved by, the stockholders before the compensation is paid. Once approved, no further stockholder disclosure or approval is necessary unless the material terms of the performance goals are changed by the Compensation Committee. If the Compensation Committee changes the performance goals, the Company may need to re-disclose and again seek stockholder approval of the revised performance goals.

The Agreement is intended to provide motivation for the CEO of the Company to attain and maintain the highest standards of performance and direct his energies toward the achievement of specific business goals established for the Company and its subsidiaries. Under the terms of the Agreement (i) the Company will employ the CEO until June 30, 2015 and (ii) on and after July 1, 2011, the CEO will receive an annual base salary of $375,000. The performance-based compensation terms of the Agreement provide for (i) an Annual Cash Incentive Award based upon five performance objectives set by the Company which will be individually measured at the end of each fiscal year and could aggregate to an amount between 0% and 105% of the CEO’s base salary and (ii) a performance-based Annual Restricted Stock Unit Award equal to 40,000 shares of common stock multiplied by a factor ranging from 0 to 3 based upon the Company’s annual return on average common equity, annual asset growth and certain qualitative factors established by the Company. The CEO’s Annual Restricted Stock Unit Awards vest one-fourth each year over the next four years after date of grant. The full text of the Agreement can be found on the Company’s Report on Form 8-K filed May 27, 2011.

Administration

The employment Agreement is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has authority and discretion to administer and interpret the provisions of the Agreement. Decisions of the Compensation Committee will be final, conclusive and binding upon all parties. Within the time period prescribed by Section 162(m), for each fiscal year, the Committee will evaluate the CEO’s performance in light of the milestones and performance targets and, in their reasonable discretion, determine the amount of the Annual Cash Incentive Award based on various performance components. The components are as follows: Agreed Goals Component, Regulatory Relations Component, Asset Growth Component, Annual Growth in Core Earnings per Share Component, and Annual Return on Assets Component.

The Compensation Committee believes that the performance-based standards included in the Agreement are consistent with business achievements of top performing banks in the same class as the Company. By way of example, the CEO will need to increase the Company’s core earnings per share by 15.00%, increase assets by 15.10%, achieve an annual return on average assets (ROA) of 1.25% and achieve an annual return on average common equity (ROE) of 15.00% to earn a cash bonus of $112,500 and a restricted stock unit award of 40,000 shares that vests in the future, specifically, 10,000 shares would vest each year for four years. If the core earnings increase and the asset increase were only 10.00% and the ROA and ROE calculations were 1.00% and 10.00%, respectively, the CEO’s cash bonus would decrease 41.7% to $65,625 and his restricted stock unit award would decrease 75% to 10,000 shares, 2,500 vesting each year for four years. In addition to the Company’s earnings growth, asset growth, ROA and ROE components of the CEO’s incentive-based compensation, he has an agreed-goals component to his annual cash incentive award that pays 0% to 25% of his salary and a regulatory relations component that pays 0% to 20% of his salary based upon his success meeting specific goals.

If the Agreement’s components are approved by the shareholders, it will be effective for 2012 and will remain in effect until June 30, 2015, when the Agreement renews.

Recommendation of the Board of Directors

The Board of Directors believes that it is desirable and in the best interest of the Company and its shareholders to adopt the CEO’s performance-based compensation plan structure to comply with the requirements of Section 162(m). The Board further believes that the Agreement provides an important incentive that complements the Company’s long-term plans in linking portions of executive compensation to the Company’s performance.

The Board of Directors recommends a vote FOR the approval of the performance-based incentive award structure in the Chief Executive Officer’s May 26, 2011 Employment Agreement to allow Company to take federal income tax deductions.

RELATED TRANSACTIONS AND OTHER MATTERS

Related Party Transaction Policy and Procedures

Pursuant to the Company’s Related Party Transaction Policy and Procedures, the Company’s Board of Directors is responsible for reviewing and approving or ratifying all related party transactions that are subject to such policy. This policy applies to certain transactions involving over $100,000 in any calendar year with related parties, which includes our officers, directors and director nominees, and members of their immediate family. The policy also applies to certain transactions with Company shareholders who own more than 5% of the Company’s stock. In determining whether to approve or ratify a related party transaction, the Board of Directors will take into account material facts of the transaction, including whether it is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, and the extent of the related party’s interest in the transaction.

Transactions with Our Directors

In the ordinary course of its business and subject to applicable banking regulations, the Bank makes loans to and engages in other banking transactions with its directors, officers and employees and their associates. Such loans and other banking transactions are generally made on the same terms as those prevailing at the time for comparable transactions with persons of comparable creditworthiness that have no affiliation with the Company or the Bank. Loans are made only to persons affiliated with the Company and the Bank if they do not involve more than the normal risk of collectability of loans made to non-affiliated persons and if they do not present any other unfavorable features. The Bank offers an employee loan program available to all directors, officers and employees on a non-discriminatory basis under which each eligible employee may obtain home loans for terms of 10 years to 30 years at interest rates that are below market rates on loans made to persons unaffiliated with the Bank and the Company, provided the loan is supported by more collateral than that normally provided by unaffiliated borrowers. Loans to all directors, executive officers and employees who elected to participate in this program totaled approximately $12.2 million at June 30, 2011. All loans to directors, executive officers and employees were performing in accordance with their terms at June 30, 2011.

Legal Proceedings Involving Our Directors and Executive Officers

There were no legal proceedings involving our directors or executive officers at the date of the Proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and the related rules and regulations, our directors and executive officers are required to file reports of their ownership, and any changes in that ownership, with the SEC. Based solely on our review of the copies of such forms and certifications furnished to us, we believe that all of our directors and executive officers complied with all Section 16(a) filing requirements applicable to them during the 2011 fiscal year, except as follows: Director Burke filed two Form 4’s late reporting the sale of our common stock; Director Englert filed one Form 4 late reporting the sale of our common stock; Director Mosich filed one Form 4 late reporting the net-settlement of restricted stock units; Director Ratinoff filed one Form 4 late reporting the net-settlement of restricted stock units; Chief Financial Officer Micheletti filed one Form 4 late reporting the net-settlement of restricted stock units.

COMPANY STOCK PERFORMANCE

The following graph compares the stock performance of our common stock, after our initial public offering starting July 1, 2005 through June 30, 2011, with that of (i) the companies included in the U.S. NASDAQ Index, and (ii) the banks included in the ABAQ NASDAQ Community Bank Index (ABAQ):

The graph assumes $100 is invested in BofI common stock on July 1, 2005 and in U.S. NASDAQ Index and ABAQ Index. The indexes assume reinvestment of dividends.

ITEM 5. ADVISORY VOTE ON THE RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our shareholders, in an advisory vote, to ratify the selection of Crowe Horwath LLP (“Crowe”) to audit the Company’s financial statements for fiscal year 2012 . Ratification would be advisory only, but the Audit Committee would reconsider the selection if it were not ratified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF CROWE HORWATH LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INDEPENDENT PUBLIC ACCOUNTANTS

Crowe serves as the Company’s independent auditor and has conducted the audit of the Company’s consolidated financial statements for the fiscal year ended June 30, 2011. The Audit Committee’s Charter provides that the Audit Committee must pre-approve services to be performed by the Company’s independent registered public accounting firm. The Audit Committee approved the engagement of Crowe to serve as the Company’s independent auditor to conduct the audit of the Company’s consolidated financial statements for the fiscal year ended June 30, 2011.

A representative of Crowe will be present at the Annual Meeting, with the opportunity to make a statement if so desired, and will be available to respond to appropriate questions submitted to the Secretary of the Company in advance of the Annual Meeting.

The following table contains information regarding the aggregate fees charged to the Company by Crowe for audit services rendered in connection with the audited consolidated financial statements and reports for the 2011 and 2010 fiscal years.

	Fees Charged
Nature of Services	2011	2010
Audit fees[1]	$195,000	$187,000
Audit-related fees[2]	45,000	120,525
Tax fees[3]	24,000	63,807
All other fees	—	—

	$264,000	$371,332

[1]

Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of interim consolidated financial statements included in quarterly reports and services that are normally provided by Crowe.

[2]

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

[3]	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

The Audit committee has concluded that the provision for non-audit services listed above is compatible with maintaining the independence of Crowe.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of three directors. All the members of the Audit Committee have been found by the Board of Directors to be both independent and financially literate as required by the listing standards of the NASDAQ. In addition, the Board has determined that Mr. Grinberg is an Audit Committee Financial Expert under the rules of the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors.

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company. The primary responsibilities of the Audit Committee are to oversee and monitor the integrity of the Company’s financial reporting process, financial statements and systems of internal controls; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications, independence and performance; and the performance of the Company’s internal audit function. The Audit Committee is responsible for the selection, retention, supervision and termination of (i) the general auditor, including reviewing the adequacy of the authority, responsibilities and functions of the Company’s internal audit department, and (ii) the independent auditor, including resolving disagreements between management and the independent auditor. The general auditor and the independent auditor report directly to the Audit Committee.

The Audit Committee is not responsible for conducting reviews of auditing or accounting procedures. Management has primary responsibility for preparing the Company’s financial statements and for the Company’s financial reporting process. The Company’s independent auditor is responsible for auditing and reporting on the conformity of the Company’s consolidated financial statements to accounting principles generally accepted in the United States, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent auditor on the basis of the information it receives, discussions with the independent auditor and the experience of the Audit Committee’s members in business, financial and accounting matters.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management;

2. The Audit Committee has discussed with the independent auditor the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1, AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3. The Audit Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Accounting Oversight Board in Rule 3600T, and has discussed with the independent auditor the independent auditor’s independence; and

4. Based on the review and discussions referred to in paragraphs one through three above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 for filing with the SEC.

Respectfully submitted,
The Audit Committee of the Board of Directors
Paul Grinberg, Chairman

ANNUAL REPORT TO SHAREHOLDERS

The Annual Report to Shareholders, including Form 10-K for the Company for the fiscal year ended June 30, 2011 is being mailed concurrently with this Proxy Statement to all shareholders of record as of August 26, 2011. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made. ADDITIONAL COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2011 WILL BE PROVIDED (WITHOUT EXHIBITS) TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, BOFI HOLDING, INC., 12777 HIGH BLUFF DRIVE, SUITE 100, SAN DIEGO, CA 92130. This Proxy Statement and our Annual Report on Form 10-K for the year ended June 30, 2010, are also available at our website, www.bofiholding.com and from the SEC at its website, www.sec.gov.

SEC rules allow a single copy of the proxy materials or the notice of internet availability of proxy materials to be delivered to multiple stockholders sharing the same address and last name, or who we reasonably believe are members of the same family and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or our agent, Broadridge, if you hold registered shares. You can notify Broadridge by sending a written request to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or by calling Broadridge at (800) 542-1061.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Under SEC Rule 14a-8, any shareholder desiring to submit a proposal for inclusion in our proxy materials for our 2012 Annual Meeting of Shareholders must provide the Company with a written copy of that proposal by no later than 120 days before the first anniversary of the release of Company’s proxy materials for the 2011 Annual Meeting. However, if the date of our Annual Meeting in 2012 changes by more than 30 days from the date on which our 2011 Annual Meeting is held, then the deadline would be a reasonable time before we begin to print and mail our proxy materials for our 2012 Annual Meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Securities Exchange Act of 1934, and the rules of the SEC thereunder and other laws and regulations to which interested shareholders should refer.

Our Corporate Secretary must receive timely shareholder proposals or nominations in writing at the executive offices of the Company at 12777 High Bluff Dr., Suite 100, San Diego, California 92130, Attention: Corporate Secretary.

OTHER MATTERS

We are not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the Board of Directors,

Gregory Garrabrants
President and Chief Executive Officer

September 20, 2011

D I R E C T I O N S

BOFI HOLDING, INC.

ANNUAL MEETING OF SHAREHOLDERS

October 20, 2011

Marriott Hotel

Carmel Valley/Del Mar

11966 El Camino Real

San Diego, California 92130

The cost of valet parking, including gratuity, will be covered by the Company - your valet ticket will be validated at the Annual Meeting registration table.

From the North	From the South
Take South I-5 Exit at Del Mar Heights Road - Exit 34 Turn left into Del Mar Heights Road Turn right into El Camino Real The Marriott Hotel is on the right at 11966 El Camino Real	Take North I-5 Exit at Carmel Valley Road - Exit 33 Turn right into Carmel Valley Road Take the 2nd left onto El Camino Real The Marriott Hotel is on the left at 11966 El Camino Real

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

2011 ANNUAL MEETING OF SHAREHOLDERS

BofI Holding, Inc.

October 20, 2011

The undersigned hereby appoints Paul Grinberg and Edward J. Ratinoff or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of BofI Holding, Inc. (the “Company”) to be held October 20, 2011 at 2:00 PM, local time, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.

1.	Election of Directors. To elect the following three nominees to serve as Class I directors for a three-year term until the 2014 Annual Meeting of Shareholders and until their successors are elected and have qualified:

Theodore C. Allrich	John Gary Burke	Nicholas A. Mosich

☐ FOR all nominees listed	☐ WITHHOLD AUTHORITY for all nominees listed	☐ FOR all nominees listed EXCEPT:*

*	Instruction: To withhold authority to vote for some nominees, mark this box and write the name(s) of the nominee(s) you are withholding authority for in the space provided below.

2.	Non-Binding, Advisory Vote on the Compensation of the Company’s Named Executive Officers. To vote on the following resolution:

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Non-Binding Advisory Vote on the Frequency of Non-Binding Stockholder Vote on Compensation of the Company’s Named Executive Officers. Advisory vote on the frequency of future advisory votes on compensation (check appropriate box):

☐ Every Year	☐ Every Two Years	☐ Every Three Years	☐ Abstain

4.	Approval of the Performance-Based Incentive Award Structure in the President and CEO’s May 26, 2011 Employment Agreement. To vote on the approval of the performance-based incentive award structure in the President and CEO May 26, 2011 employment agreement to allow the Company to take federal income tax deductions for performance-based compensation paid in accordance with the employment agreement:

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Ratification of Independent Registered Public Accounting Firm. Advisory vote to ratify the selection of Crowe Horwath LLP to audit the Company’s financial statements for fiscal year 2012.

☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	Other Business. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board recommends that you vote as follows: Item 1 -FOR the election of all nominees for directors; Item 2 – FOR the resolution approving the compensation of the named executive officers; Item 3 – check the box “Every Three Years”; Item 4 – FOR the approval of the structure of the CEO’s performance-based compensation; and Item 5 – FOR the advisory vote to ratify the appointment of Crowe Horwath LLP to audit the company’s financial statements. This proxy, when properly executed, will be voted in the manner you direct. WHEN NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS. This proxy may be revoked by the undersigned at any time, prior to the time it is voted, by any of the means described in the accompanying proxy statement.

Date and sign exactly as name(s) appear(s) on this proxy. If you are signing for an estate, a trust, a corporation or other type of entity, your title or capacity should be stated. If shares are held jointly, each holder should sign.

Date:		2011

Signature

Signature